Exhibit 21

                         Subsidiaries of the Registrant

The following is a list of the subsidiaries of Provident Bancorp, Inc.

             Name                                State of Incorporation

             Provident Bank                      United States of America
             Provest Services Corp.              New York
             Provest Services Corp. I            New York
             Provest Services Corp. II           New York
             Provident REIT, Inc.                New York
             Provident Municipal Bank            New York


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